EXHIBIT 99.1

FOR IMMEDIATE RELEASE: FRIDAY, AUGUST 11, 2006

KODIAK OIL & GAS REPORTS FIRST-HALF 2006 RESULTS

DENVER – August 11, 2006 (CNW) – Kodiak Oil & Gas Corp. (AMEX: KOG; TSX Venture: KOG), an oil and gas exploration and production company with assets in the Green River and Williston Basins, today reported financial and operating results for the first half of 2006. Financial tables for the first half and second quarter 2006 are included at the end of this news release.

First-half 2006
The Company reported a net loss for the six months ended June 30, 2006 of $1,014,000 or $0.01 per share compared with a net loss of $816,000 or $0.02 per share for the same period in 2005. Included in the 2006 net loss was a charge against income of $1,121,000 for stock based compensation for options issued to directors and employees, while there was no such expense in 2005. All per share amounts are presented on a fully diluted basis. Net income before depreciation, depletion and amortization, gain on foreign currency exchange, and stock based compensation charges was $619,000 for the six-month period ended June 30, 2006 as compared to loss of $630,000 the same period ending June 30, 2005. Oil and gas sales for the six-month period were $1,771,000 versus $14,000 in the same period in 2006. Total revenues were $2,138,000 versus $45,000 in the same period a year ago. The rise in total revenues is attributed to greater oil and gas production volumes and higher realized commodity prices received.

Gas production volumes were 94,139 per thousand cubic feet (Mcf) for the six-month period ended June 30, 2006, compared to 5,877 Mcf for the prior period in 2005. Oil production volumes were 23,982 barrels for the six-month period ended June 30, 2006, compared to no oil sales during the same period in 2005. For the first half of 2006 Kodiak produced 39,672 barrels of oil equivalent using a conversion rate of 6 Mcf gas to each barrel of oil.

Gas price realizations increased 21% to $6.55 per Mcf for the six month period ended June 30, 2006 compared to $5.43 per Mcf the same period in 2005. Oil price realizations were $56.97 per barrel for the period ended June 30, 2006. Kodiak’s production is currently unhedged.

As of June 30, 2006, Kodiak had working capital of $24,983,000 with no long term debt. During the six- month period ended June 30, 2006, the Company invested $16,208,000 for exploration and development of its leasehold, including $6,900,000 for the acquisition of mineral leaseholds in the Company’s Vermillion Basin projects in southwest Wyoming. Kodiak anticipates capital of expenditures of approximately $16 million over the remainder of 2006 of which $10 million will be invested in Wyoming, primarily in the Vermillion Basin, and $6 million in the Williston Basin.

During the first half of 2006, Kodiak conducted initial completion operations on 3 wells (X.X net). At June 30, 2006, Kodiak operated eight gross wells with four additional wells awaiting completion activities.

Management Comments

Commenting on the first-half results, Lynn Peterson, Kodiak’s President and CEO said: “Because we are beginning to ramp up activity and corresponding production growth, we have presented results in the six-month format. Comparisons to the year-ago period are skewed by the capital we have raised and the investment in developing our properties. We will present quarterly comparisons as they become a more meaningful way to assess our performance and expected growth. For the remainder of 2006 we expect to spud our first Baxter Shale test, the North Trail State #4-36 in the Vermillion Basin in Wyoming. We also just put our first Bakken well in North Dakota on production during the last week of July and we have set intermediate casing to 11,200 feet on our second well. Our third quarter results will reflect the oil production from this play.”

About Kodiak Oil & Gas Corp.
Kodiak Oil & Gas, headquartered in Denver, is an independent energy exploration and development company focused on exploring, developing and producing oil and natural gas in the Williston and Green River Basins in the U.S. Rocky Mountains. For further information, please visit www.kodiakog.com. The common shares of the Company are listed for trading on the American Stock Exchange and the TSX Venture Exchange under the symbol “KOG.”

Forward-Looking Statements
This press release includes statements that may constitute “forward-looking” statements, usually containing the words “believe,” “estimate,” “project,” “expect” or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Forward looking statements are statements that are not historical facts and are generally, but not always, identified by the words “expects,” “plans,” “anticipates,” “believes,” “intends,” “estimates,” ‘projects,” “potential” and similar expressions, or that events or conditions “will,” “would,” “may,” “could” or “should” occur. Information inferred from the interpretation of drilling results may also be deemed to be forward looking statements, as it constitutes a prediction of what might be found to be present when and if a well is actually developed. Forward-looking statements in this document include statements regarding the Company’s exploration, drilling and development plans, the Company’s expectations regarding the timing and success of such programs, and the Company’s expectations regarding production from its Williston property. Factors that could cause or contribute to such differences include, but are not limited to, fluctuations in the prices of oil and gas, uncertainties inherent in estimating quantities of oil and gas reserves and projecting future rates of production and timing of development activities, competition, operating risks, acquisition risks, liquidity and capital requirements, the effects of governmental regulation, adverse changes in the market for the Company’s oil and gas production, dependence upon third-party vendors, and other risks detailed in the Company’s periodic report filings with the Securities and Exchange Commission.

The TSX Venture Exchange does not accept responsibility for the adequacy or accuracy of this release.

For further information, please contact:
Mr. Lynn A. Peterson, President, Kodiak Oil & Gas Corp., +1-303-592-8075
Mr. David Charles, EnerCom, Inc. +1-303-296-8834
Ms. Heather Colpitts, Associate Account Manager, CHF Investor Relations, +1-416-868-1079 x.223

[Financial and Operational Tables Accompany this News Release]

The  notes accompanying the financial statements are an integral part of the consolidated financial statements and can be found in Kodiak’s filing on Form 10-Q dated August 11, 2006.

KODIAK OIL & GAS CORP
BALANCE SHEET (UNAUDITED)

ASSETS	June 30, 2006	December 31, 2005

Current assets:
Cash and cash equivalents	$ 27,494,962	$ 7,285,548
Accounts receivable
Trade	727,670	447,981
Accrued Sales	338,059	226,406
Prepaid expenses and other	179,276	30,631

Total Current Assets	28,739,967	7,990,566

Property and equipment (full cost method), at cost:
Proved oil and gas properties	19,222,253	11,277,307
Unproved oil and gas properties	14,571,338	6,307,903
Less-accumulated depletion, depreciation and amortization	(969,105)	(121,941)

	32,824,486	17,463,269

Other property and equipment, net of accumulated depreciation
of $79,479 in 2006 and $47,525 in 2005	166,388	183,481
Restricted Investment	228,000	153,000

Total Assets	$ 61,958,841	$ 25,790,316

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable and accrued liabilities	$ 3,757,340	$ 4,411,572
Noncurrent liabilities:
Asset retirement obligation	137,760	69,073

Total Liabilities	3,895,100	4,480,645

Commitments and Contingenicies
Stockholders’ equity:
Common stock, $0.01 par value: authorized-100,000,000
Issued: 74,886,426 shares in 2006 and 54,547,158 in 2005	748,864	545,472
Additional paid in capital	64,158,128	26,593,826
Accumulated deficit	(6,843,251)	(5,829,627)

Total Stockholders' Equity	58,063,741	21,309,671

Total Liabilities and Stockholders’ Equity	$ 61,958,841	$ 25,790,316

KODIAK OIL & GAS CORP.
STATEMENT OF OPERATIONS
(UNAUDITED)

	Three months ended June 30,		Six months ended June 30,
	2006	2005	2006	2005

Revenues:
Gas production	$ 172,914	$ 13,545	$ 404,480	$ 13,545
Oil production	689,185	—	1,366,198	—
Interest	263,167	22,677	366,839	31,325

Total revenue	1,125,266	36,222	2,137,517	44,870

Cost and expenses:
Oil and gas production	236,746	63,633	349,660	74,347
Depletion, depreciation, amortization
and abandonment liability accretion	491,674	7,216	879,190	13,732
General and administrative	1,825,632	323,594	2,290,435	601,472
(Gain) /loss on currency exchange	(420,676)	130,655	(368,143)	171,278

Total costs and expenses	2,133,376	525,098	3,151,141	860,829

Net loss for the period	$(1,008,110)	$ (488,876)	$(1,013,624)	$ (815,959)

Basic & diluted weighted-average common shares
outstanding	74,398,514	44,810,540	67,045,923	44,810,540

Basic & diluted net loss per common share	$ (0.01)	$ (0.01)	$ (0.02)	$ (0.02)

Product Volumes and Prices

	Six Months Ended June 30,

	2006		2005		% Change

	Volume	Price	Volume	Price	Volume	Price

Gas (Mcf)	94,139	$ 6.55	5,877	$5.43	1501.81%	20.63%
Oil (Bbls)	23,982	$56.97	—	$ —	100.00%	100.00%

	Three Months Ended June 30,

	2006		2005		% Change

	Volume	Price	Volume	Price	Volume	Price

Gas (Mcf)	25,760	$ 5.53	5,877	$5.43	338.31%	1.84%
Oil (Bbls)	10,989	$62.72	—	$ —	100.00%	100.00%